                                          Exhibit 10







                             [DATE]


[NAME]
[ADDRESS]
[CITY, STATE]


              R E T E N T I O N   A G R E E M E N T


Dear [NAME]:

        Kollmorgen Corporation, a New York corporation (the "Company"), considers it essential to the best interests of its shareholders to take reasonable steps to retain key management personnel. Further, the Board of Directors of the Company (the "Board") recognizes that the uncertainty and questions which might arise among management in the context of a change in control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

        The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of the Company and its subsidiaries, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of the Company.

        In order to induce you to remain in the employ of the Company, the Company has determined to enter into this letter agreement (this "Agreement") which addresses the terms and conditions of your employment in the event of a change in control of the Company. Capitalized words which are not otherwise defined herein shall have the meanings assigned to such words in Section 8 of this Agreement.

        1. Term of Employment Under the Agreement. The term of your employment under this Agreement shall commence on the Change in Control Date and shall continue until the second anniversary of the Change in Control Date (the "Term").

        2. Employment During the Term. During the Term, the following terms and conditions shall apply to your employment with the Company:

        (a) Titles; Reporting and Duties. Your position, titles, nature and status of responsibilities and reporting obligations shall be no less favorable to you than those that you enjoyed immediately prior to the Change in Control Date.

        (b) Salary and Bonus. Your base salary and annual bonus opportunity may not be reduced, and your base salary shall be periodically reviewed and increased in the manner commensurate with increases awarded to other similarly situated executives of the Company.

        (c) Incentive Compensation. You shall be eligible to participate in each long-term incentive plan or arrangement established by the Company for its executive employees, in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Company's practices applicable to you prior to the Change in Control Date.


        (d) Benefits. You shall be eligible to participate in all pension, welfare and fringe benefit plans and arrangements that the Company provides to its executive employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to you, in the aggregate, than the terms and provisions available to other executive employees of the Company.

        (e) Location. You will continue to be employed at the business location at which you were employed prior to the Change in Control Date and the amount of time that you are required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of you prior to the Change in Control Date.

        3.   Involuntary Termination During the Term.

        (a) Severance Payment. In the event of your Involuntary Termination during the Term, the Company shall pay you within 5 days of the date of such Involuntary Termination the full amount of any earned but unpaid base salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of your Reference Salary) for all unused vacation time which you may have accrued as of the Date of Termination. The Company shall also pay you within 5 days of the Date of Termination a pro rata portion of the annual bonus for the year in which your Involuntary Termination occurs, calculated on the basis of your target bonus for that year and on the assumption that all performance targets have been or will be achieved. In addition, the Company shall pay you in a cash lump sum, within 8 days following the date of your execution of the release described in the last sentence of this Section 3(a) (or on the Date of Termination, if later), an amount (the "Severance Payment") equal to two and one half times the sum of your Reference Salary and your Reference Bonus. The Severance Payment shall be in lieu of any other severance payments which you are entitled to receive under any other severance pay plan or arrangement sponsored by the Company and its subsidiaries. Your right to the Severance Payment shall be conditioned upon your execution of a release in favor of the Company in substantially the form attached hereto as Exhibit A.

        (b) Benefit Payment. In the event of your Involuntary Termination during the Term, you and your eligible dependents shall continue to be eligible to participate during the Benefit Continuation Period (as hereinafter defined) in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination. For purposes of the previous sentence, "Benefit Continuation Period" means the period beginning on the Date of Termination and ending on the earlier to occur of (i) the date 30 months following the Date of Termination and (ii) the date that you and your dependents are eligible and elect coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to you and your dependents.

        (c) Date and Notice of Termination. Any termination of your employment by the Company or by you during the Term shall be communicated by a notice of termination to the other party hereto (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company and its subsidiaries (the "Date of Termination") shall be determined as follows:
(i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty
(30) day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, five (5) days after the date the Notice of Termination is received by you and (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by you. If the basis for your Involuntary Termination is your resignation for Good Reason, the Date of Termination shall be ten (10) days after the
date your Notice of Termination is received by the Company.   The Date of
Termination for a resignation of employment other than for Good Reason shall be the date set forth in the applicable notice, which shall be no earlier than ten (10) days after the date such notice is received by the Company.

        (d) No Mitigation or Offset. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or by pension benefits paid by the Company or another employer after the Date of Termination or otherwise except as specifically provided in clause (ii) of the last sentence of Section 3(b).

        4.   Limitation on Payments

        (a) Basic Rule. In the event that any payment would, but for this Section 4(a), be subject to this excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the "Excise Tax"), then, subject to the provisions of Section 4(b) hereof, such Payments being shall be reduced to the largest amount which would result in no portion of the Payments being subject to the Excise Tax. The determination of any required reduction pursuant to this Section 4(a) (including the determination as to which specific Payments shall be reduced) shall be made initially by you in consultation with the Company. If you and the Company shall disagree upon the amount of such reduction, then the Company shall, at its expense, promptly call upon the Accounting Firm to make such determination, and such determination shall be conclusive and binding upon you and the Company or any related corporation for all purposes. The Company and its related corporations waive all claims and rights against you with respect to such determination except as specifically set forth in the next sentence. If the Internal Revenue Service (the "IRS") determines that Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 4(b) hereof. Such enforcement of Section 4(b) hereof shall be the only remedy against you, under any and all applicable state and federal laws or otherwise, for the failure to reduce the Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce Payments in accordance with Section 4(a) only upon written notice to you indicating the amount of such reduction, if any, and your agreement to the amount of such reduction (subject, in the event of disagreement, to a determination by the Accounting Firm on the basis provided above).

        (b)  Remedy.  If, notwithstanding the reduction described in
Section 4(a) hereof, the IRS determines that you are liable for the Excise Tax as a result of the receipt of Payments, then you shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the "Repayment Obligation") an amount of money equal to the "Repayment Amount." The Repayment Amount with respect to Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to Payments (after taking into account the payment of the Excise Tax imposed on Payments) shall be maximized. Notwithstanding the foregoing, if the Excise Tax is not eliminated through the performance of the Repayment Obligation, you shall pay the Excise Tax. The Repayment Obligation shall be performed within 30 days of either (i) your entering into a binding agreement with the IRS as to the amount of your Excise Tax liability or (ii) a final determination by the IRS or a court decision requiring you to pay the Excise Tax with respect to Payments from which no appeal is available or is timely taken.

        5.   Other Provisions.

        (a) Vesting and Exercise. Notwithstanding the terms of the Equity Plan, and of any agreement thereunder, Equity Awards granted to you under the Equity Plan shall vest and become exercisable in the event of your Involuntary Termination on or following the Change in Control Date.

        (b) General. Anything in this Agreement to the contrary notwithstanding, in no event shall the vesting and exercisability provisions applicable to you under the terms of your Equity Awards be less favorable to you then the terms and provisions of such awards in effect on the date hereof.

        6. Legal Fees and Expenses. The Company shall pay or reimburse you on an after-tax basis for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by you as a result of any claim, action or proceeding (i) arising out of your termination of employment during the Term, (ii) contesting, disputing or enforcing any right, benefits or obligations under this Agreement or (iii) arising out of or challenging the validity, advisability or enforceability of this Agreement or any provision thereof.

        7.   Successors; Binding Agreement.

        (a) Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

        (b) Enforceability; Beneficiaries. This Agreement shall be binding upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

        8. Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

        "Accounting Firm" shall mean Coopers & Lybrand L.L.P. or, if such firm is unable or unwilling to perform such calculations, such other national accounting firm as shall be designated by agreement between you and the Company. To the extent reasonably practicable, one such accounting firm shall be designated to perform the calculations in respect of the Combined Arrangements.

        "Cause" shall mean a termination of your employment during the Term which is a result of (i) your felony conviction, (ii) your willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or
(iii) your willful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by you for Good Reason) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, and which performance is not substantially corrected by you within 10 days of
receipt of such demand.   For purposes of the previous sentence, no act or
failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4ths) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i), (ii) or
(iii) of the first sentence of this section and specifying the particulars thereof in detail.

         "Change in Control" shall mean a change in control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided, however, that, anything in this Agreement to the contrary notwithstanding, a Change in Control shall be deemed to have occurred if:

        (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company;

        (ii) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Incumbent Directors"), cease for any reason to constitute a majority thereof;

        (iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction;

        (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed; or

        (v) there is a "change in control" of the Company within the meaning of Section 280G of the Code and the Regulations.

        "Change in Control Date" shall mean the earliest of (i) the date on which the Change in Control occurs, (ii) the date on which the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control, (iii) the date the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control and (iv) the date the Company fails to satisfy its obligations to have this agreement assumed by any successor to the Company in accordance with Section 7(a) of this Agreement. If the Change in Control Date occurs as a result of an agreement described in clause (ii) of the previous sentence or as a result of the approval of the Board described in clause (iii) of the previous sentence and the Change in Control to which such agreement or approval relates (the "Contemplated Change in Control") subsequently does not occur, then the Term shall expire on the sixtieth day (the "Reset Date") following the date the Board certifies by resolution duly adopted by three-fourths (3/4ths) of the Incumbent Directors then in office that the Contemplated Change in Control is not reasonably likely to occur; provided, however, that this sentence shall not apply if (A) an Involuntary Termination of your employment with the Company has occurred on and after the Change in Control Date and on or prior to the Reset Date or (B) the Contemplated Change in Control subsequently occurs within three months of the Reset Date. Following the Reset Date, the provisions of this Agreement shall remain in effect and a new Term shall commence upon the occurrence of a subsequent Change in Control Date. Notwithstanding the first sentence of this section, if your employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that your termination of employment (i) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then Change in Control Date shall mean the date immediately prior to the date of your termination of employment.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

        "Common Stock" shall mean the common stock of the Company.

        "Disability" shall mean (i) your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with the Company for six (6) consecutive months, and (ii) your failure to return to full-time performance of your duties for the Company within thirty (30) days after written Notice of Termination due to Disability is given to you. Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, such selection shall be made by any adult member of your immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.

        "Equity Awards" shall mean options, restricted stock, bonus stock or other grants or awards which consist of, or relate to, equity securities of the Company and which have been granted to you under the Equity Plan. For purposes of this Agreement, Equity Awards shall also include any securities acquired upon the exercise of an option, warrant or similar right that constitutes an Equity Award.

        "Equity Plan" shall mean the Kollmorgen Corporation 1991 Long Term Incentive Plan, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.

        "Good Reason" shall mean a resignation of your employment during the Term as a result of any of the following:

        (i) A meaningful and detrimental alteration in your position, your titles, or the nature or status of your responsibilities
    (including your reporting responsibilities) from those in effect immediately prior to the Change in Control Date;

        (ii) A reduction by the Company in your annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; or a reduction in your target annual bonus (expressed as a percentage of base salary) below the target in effect for you prior to the Change in Control Date;

        (iii) The relocation of the office of the Company where you are employed immediately prior to the Change in Control Date (the "CIC Location") to a location which is more than fifty (50) miles away from the CIC Location or the Company's requiring you to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control Date);

        (iv) The failure by the Company to continue in effect any compensation plan in which you participated prior to the Change in Control Date or made available to you after the Change in Control Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed on the Change in Control Date;

        (v) The failure by the Company to continue to provide you with benefits at least as favorable in the aggregate to those enjoyed by you under the Company's pension, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which you were participating immediately prior to the Change in Control Date; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect immediately prior to the Change in Control;

        (vi) The failure of the Company to obtain an agreement reasonably satisfactory to you from any successor to assume and agree to perform this Agreement, as contemplated in Section 7(a) hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;

        (vii) Any termination of your employment which is not effected pursuant to the terms of this Agreement; or

        (viii) A material breach by the Company of the provisions of this Agreement;

provided, however, that an event described above in clause (i), (ii),
(iv), (v) or (viii) shall not constitute Good Reason unless it is communicated by you to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within 10 days of the Company's receipt of such written notice from you.

        "Involuntary Termination" shall mean (i) your termination of employment by the Company and its subsidiaries during the Term other than for Cause or Disability or (ii) your resignation of employment with the Company and its subsidiaries during the Term for Good Reason.

        "Payment" means (i) any amount due or paid to you under this Agreement, (ii) any amount that is due or paid to you under any plan, program or arrangement of the Company and its subsidiaries (including, without limitation, the Equity Plans), and (iii) any amount or benefit that is due or payable to you under this Agreement or under any plan, program or arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code and the Regulations in determining the amount of the "parachute payments" received by you, including, without limitation, any amounts which must be taken into account under the Code and Regulations as a result of (A) the acceleration of the vesting of any option, restricted stock or other equity award granted under the Equity Plans or otherwise, (B) the acceleration of the time at which any payment or benefit is receivable by you or (C) any contingent severance or other amounts that are payable to you.

        "Reference Bonus" shall mean the average of the two most recent annual bonuses paid to you prior to your Involuntary Termination
(disregarding any bonus in an amount that results in a breach of this Agreement).

        "Reference Salary" shall mean the annual rate of your base salary from the Company and its subsidiaries in effect immediately prior to the date of your Involuntary Termination (disregarding any reduction of such base salary in breach of this Agreement).

        "Regulations" shall mean the proposed, temporary and final regulations under Section 280G of the Code or any successor provision thereto.

        "Taxes" shall mean the federal, state and local income taxes to which you are subject at the time of determination, calculated on the basis of the highest marginal rates then in effect, plus any additional payroll or withholding taxes to which you are then subject.

        "Transaction Date" shall mean the date described in clause (i) of the definition of Change in Control Date.

        9. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Board of Directors, Kollmorgen Corporation, [Address], with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

        10.  Miscellaneous.

        (a)  Amendments, Waivers, Etc.   No provision of this Agreement
may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof; provided, however, that, except as expressly set forth herein, this Agreement shall not supersede the terms of Equity Awards previously granted to you.

        (b) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        (c) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        (d) No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company or shall affect the terms and conditions of your employment with the Company prior to the commencement of the Term hereof.

        (e) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local withholding taxes.

        (f) Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. You will have no right, title or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

        (g) Headings. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

        (h) Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such State.

                    *       *      *       *

        If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                             Sincerely,

                             KOLLMORGEN CORPORATION



                             By______________________
                                  Vice President



Agreed to as of this     day
of               , 1997.

____________________________

                                                  EXHIBIT A
                             RELEASE

    1.  I have signed a Retention Agreement with Kollmorgen Corporation
(the "Company"), dated                , 1997 (the "Agreement"), wherein I
agreed to the terms applicable to certain terminations of employment with the Company. Pursuant to the terms of the Agreement, I am entitled to certain severance payments and benefits, described in the Agreement, provided that I sign this Release.

    2. In consideration of the severance payments described in the Agreement, I, on behalf of myself, my heirs, agents, representatives, predecessors, successors and assigns, hereby irrevocably release, acquit and forever discharge the Company and each of its respective agents, employees, representatives, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, investors, employees, attorneys, transferors, transferees, predecessors, successors and assigns, jointly and severally of and from any and all debts, suits, claims, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys' fees, compensation, liabilities and obligations whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, arising at any time up to and including the date of this Release, save and except for the parties' obligations and rights under the Agreement. In recognition of the consideration set forth in the Agreement, I hereby release and forever discharge the Company from any and all claims, actions and causes of action, I have or may have as of the date of this Release arising under any state or federal civil rights or human rights law, or under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Release, I hereby acknowledge and confirm the following: (a) I was advised in writing by the Company in connection with my termination to consult with an attorney of my choice prior to signing this Agreement, including, without limitation, the terms relating to my release of claims arising under ADEA and any other law, rule or regulation referred to above; (b) I was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of my choosing with respect hereto; and
(c) I am providing the release and discharge set forth in this paragraph only in exchange for consideration in addition to anything of value to which I was already entitled.

    3. The Agreement and this Release may be revoked by me within the 7-day period commencing on the date I sign this Release (the "Revocation Period"). In the event of any such revocation, all obligations of the Company under the Agreement will terminate and be of no further force and effect as of the date of such revocation and both the Company and I will have and be entitled to exercise all rights that would have existed had the Agreement and Release not been entered into. No such revocation will be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the Revocation Period.

__________________________            __________
NAME                                    Date

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WITNESS                            Date